Exhibit 10.3

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of August 2, 2024 by and among Helport AI Limited, a British Virgin Islands business company (“Pubco”), Navy Sail International Limited, a British Virgin Islands company, in the capacity as the Purchaser Representative (as defined in the Business Combination Agreement (as defined below)), Extra Technology Limited, a British Virgin Islands company, in the capacity as the Seller Representative (as defined in the Business Combination Agreement and, each of the Purchaser Representative and the Seller Representative, a “Representative Party”), and Continental Stock Transfer & Trust Company, a New York corporation located at 1 State Street, 30th Floor, New York, New York 10004 (the “Escrow Agent”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

Recitals

WHEREAS, Tristar Acquisition I Corp., an exempted company incorporated with limited liability in the Cayman Islands (“Purchaser”), Helport Limited, a British Virgin Islands business company (the “Company”), Pubco, the Representative Parties, and certain other parties named therein have entered into that certain Business Combination Agreement, dated as of November 12, 2023 (as amended on December 18, 2023, and as may be further amended or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) a subsidiary of the Pubco is merging with and into the Purchaser and (ii) a subsidiary of Pubco is merging with and into the Company; and

WHEREAS, pursuant to the terms of the Business Combination Agreement, at the Closing, Pubco shall deliver into escrow a number of ordinary shares, par value $0.0001 per share (“Pubco Ordinary Shares”) equal to ten percent (10%) of the Company Merger Shares, to be held and released from escrow in accordance with the terms of this Agreement and the Business Combination Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Escrow.

1.1 Appointment; Shares Placed in Escrow. Pubco and the Representative Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. Contemporaneously with the execution and delivery of this Agreement, Pubco shall deliver or cause to be delivered to the Escrow Agent evidence of book-entry shares representing, in the aggregate, 3,028,077 Pubco Ordinary Shares (the “Escrow Shares”) registered in the names of each beneficial owner of such Escrow Shares set forth in Exhibit A hereto, to be held in escrow in accordance with the terms of this Agreement and the Business Combination Agreement.

1.2 Escrow Shares. The Escrow Shares being held in escrow pursuant to this Agreement shall collectively constitute the escrow shares (the “Escrow Shares”) to be held in a segregated escrow account (the “Escrow Account”), as described in Section 2.8 and 2.10 of the Business Combination Agreement and Section 2.1 hereto.

1.3 Voting of Escrow Shares. While the Escrow Shares are held in the Escrow Account, the Escrow Agent, as the record holder of the Escrow Shares, shall grant each of the Company Shareholders a proxy to vote such Company Shareholder’s Pro Rata Share of the Escrow Shares and, until and unless the Escrow Shares are forfeited pursuant to the Business Combination Agreement, each Company Shareholder shall control the voting power with respect to such Company Shareholder’s Escrow Shares based on their respective Pro Rata Share during the time such Escrow Shares are held in the Escrow Account.

1.4 Maintenance of the Escrow Shares and other Escrow Property. So long as any Escrow Shares are being held in the Escrow Account and are not disbursed in accordance with this Agreement, any dividends, distributions or other income paid on or otherwise accruing to such Escrow Shares (the foregoing, together with the Escrow Shares, and as reduced by any disbursements of such Escrow Shares or dividends, distributions or other income from the Escrow Account by the Escrow Agent in accordance with the terms of this Agreement and the Business Combination Agreement, the “Escrow Property”) shall be held by the Escrow Agent in the Escrow Account in accordance with the terms of this Agreement. During the term of this Agreement, the Escrow Agent shall hold the Escrow Property in the Escrow Account and shall not sell, transfer, dispose of, lend or otherwise subject to a Lien any of the Escrow Property except until and to the extent that they are disbursed in accordance with Section 2.1 hereto. Except as the Seller Representative (on behalf of the Company Shareholders) and the Purchaser Representative (on behalf of the shareholders of Purchaser) may otherwise agree in joint written instructions executed and delivered to the Escrow Agent (“Joint Written Instructions”), no part of the Escrow Property may be withdrawn except as expressly provided in this Agreement.

1.5 Trust Fund. The Escrow Property shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Pubco or the Representative Parties. The Escrow Agent shall hold and safeguard the Escrow Property until the Termination Date (as defined in Section 5 hereto) or earlier distribution in accordance with this Agreement.

Section 2. Release of Escrow Shares. The Escrow Agent shall hold the Escrow Property in the Escrow Account and shall release and deliver the Escrow Property (or such portion thereof) to either Pubco for cancellation of such Escrow Shares (with any Escrow Shares delivered to Pubco in certificated or book entry form surrendered for cancellation by Pubco), or, to the Company Shareholders, as applicable, in accordance with a Joint Written Instruction provided in accordance with Section 2.8 and 2.10 of the Business Combination Agreement, or a final, conclusive, non-appealable and binding judgment or order from a court of competent jurisdiction establishing the rights of a party in accordance with this Agreement and the Business Combination Agreement to such Escrow Property. In the event of any conflict or inconsistency between Section 2.8 of the Business Combination Agreement and this Section 2, the terms of the Business Combination Agreement shall prevail.

Section 3. Fees and Expenses. The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 1. In accordance with Schedule 1, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement.

Section 4. Limitation of Escrow Agent’s Liability.

4.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence, willful misconduct or fraud. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

4.2  Pubco hereby agrees to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense (including attorney fees) incurred without gross negligence, willful misconduct or fraud on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 5. Termination. This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Account in accordance with Sections 1 and 2 (the date of such release being referred to as the “Termination Date”).

Section 6. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than thirty (30) days after it is given to all the other parties hereto. In such event, Pubco may appoint a successor Escrow Agent (acceptable to each of the Purchaser Representative and Seller Representative, each acting reasonably). If Pubco fails to appoint a successor Escrow Agent within fifteen (15) days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Pubco and the Representative Parties as to the transfer of the Escrow Shares to a successor Escrow Agent.

Section 7. Representative Parties.

7.1 Purchaser Representative. Unless and until Pubco, the Seller Representative and the Escrow Agent shall have received written notice of the appointment of a successor Purchaser Representative, appointed in accordance with Section 12.14 of the Business Combination Agreement, each of Pubco, the Seller Representative and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Purchaser Representative to act on behalf of the shareholders of Purchaser (other than the Company Shareholders as of immediately prior to the Effective Time and their successors and assignees).

7.2 Seller Representative. Unless and until the Purchaser Representative, Pubco and the Escrow Agent shall have received written notice of the appointment of a successor Seller Representative, appointed in accordance with Section 12.15 of the Business Combination Agreement, each of Purchaser Representative, Pubco and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Seller Representative to act on behalf of the Company Shareholders.

Section 8. Miscellaneous.

8.1 Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to:

Helport AI Limited

9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore Attn: Shi Cong

Telephone No.: + 6582336584

Email: shicong@helport.net

and

The Seller Representative (and its copies for notice below)

With a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li, Esq.

Telephone No.: 212-530-2210

Email: yli@htflawyers.com

If to Purchaser Representative, to: Navy Sail International Limited 19/F 145 Hennessy Road, Wanchai, Hong Kong Attn: Chunyi Charlie Hao Telephone No.: +852 2511 8812 Email: hao@estonecapital.com

With a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA

Attn: Barry I. Grossman, Esq.

Jonathan P. Cramer, Esq.

Jessica Yuan, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: bigrossman@egsllp.com

jcramer@egsllp.com

jyuan@egsllp.com

If to Seller Representative, to: 9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore Telephone No.: + 6582336584 Email: shicong@helport.net

With a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li, Esq.

Telephone No.: 212-530-2210

Email: yli@htflawyers.com

If to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Account Administration
Attn: Alwyn Burton
E-mail: agois@continentalstock.com

8.3 Disputes.

(a) If, at any time, (i) there shall exist any dispute between or among Pubco, the Seller Representative or Purchaser Representative with respect to the holding or disposition of all or any portion of the Escrow Shares or any other obligations of Escrow Agent hereunder or (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Shares or Escrow Agent’s proper actions with respect to its obligations hereunder, then Escrow Agent may, in its sole discretion, petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Shares, after deduction and payment to Escrow Agent of all fees, costs and expenses (including court costs and expenses and attorneys’ fees) or any other amount payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

(b) Escrow Agent shall have no liability to Pubco, the Seller Representative, Purchaser Representative or to their respective shareholders, partners, or members, officers or directors, employees, Affiliates or any other person with respect to any such suspension of performance or disbursement of Escrow Shares into court (including any disbursement obligations hereunder), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Escrow Shares or any delay in or with respect to any other action required or requested of Escrow Agent.

8.4 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.6 Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York without regard to the conflicts of laws principles thereof.

8.7 Waiver of Jury Trial. BUYER AND REPRESENTATIVE EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

8.8 Succession and Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto and any purported assignment without such consent shall be null and void ab initio; provided, however, that (a) if the Purchaser Representative is replaced in accordance with the terms of the Business Combination Agreement, the replacement Purchaser Representative shall automatically become a party to this Agreement as if it were the original Purchaser Representative hereunder upon providing (i) written notice to the Escrow Agent and the Seller Representative of such replacement and accepting its rights and obligations under this Agreement and (ii) any other information or documentation reasonably requested by the Escrow Agent from such replacement Seller Representative and (b) if the Seller Representative is replaced in accordance with the terms of the Business Combination Agreement, the replacement Seller Representative shall automatically become a party to this Agreement as if it were the original Seller Representative hereunder upon providing (i) written notice to the Escrow Agent and the Purchaser Representative of such replacement and accepting its rights and obligations under this Agreement and (ii) any other information or documentation reasonably requested by the Escrow Agent from such replacement Seller Representative. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Escrow Agent, Pubco and the Representative Parties. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.11 No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

8.12 Entire Agreement. This Agreement and the Business Combination Agreement set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. Nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or a successor or permitted assign of such a party.

8.13 Cooperation. The Representative Parties and Pubco agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Pubco, the Representative Parties or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement.

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

(e) The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) In the event of any conflict or inconsistency between the Business Combination Agreement and this Agreement, the terms of the Business Combination Agreement shall prevail.

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In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

Pubco

HELPORT AI LIMITED, a British Virgin Islands business company

By:	/s/ Cong Shi
Name:	Cong Shi
Title:	Director

Purchaser Representative

NAVY SAIL INTERNATIONAL LIMITED, a British Virgin Islands company, solely in its capacity under the Business Combination Agreement as Purchaser Representative

By:	/s/ Chunyi (Charlie) Hao
Name:	Chunyi (Charlie) Hao
Title:	Director

Seller Representative

EXTRA TECHNOLOGY LIMITED, a British Virgin Islands company, solely in its capacity under the Business Combination Agreement as Seller Representative

By:	/s/ Cong Shi
Name:	Cong Shi
Title:	Director

Escrow Agent

Continental Stock Transfer & Trust Company, a New York corporation – as Escrow Agent

By:	/s/ Erika Young
Name:	Erika Young
Title:	Vice President